AnorMED Inc. Annual General Meeting September 19, 2006

This presentation contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable securities laws in Canada (collectively, "forward-looking statements"). Forward-looking statements include, but are not limited to, statements about: the timing for release of data with respect to MOZOBIL and AMD070 and the filing of a NDA for MOZOBIL; the timing of clinical studies of MOZOBIL in leukemia and its other potential uses; the timing for clinical development of additional preclinical CXCR4 inhibitors; the fundamental value of AnorMED; the potential existence of strategic alternatives to the Genzyme offer; and our other value drivers. The words "anticipates", "believes", "budgets", "could", "estimates", "expects", "forecasts", "intends", "may", "might", "plans", "projects", "schedule", "should", "will", "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned that the plans, intentions or expectations disclosed in any forward-looking statements may not be achieved and that they should not place undue reliance on any forward-looking statement. Actual results or events could differ materially from the plans, intentions, expectations, and assumptions expressed or implied in any forward-looking statements as a result of numerous risks, uncertainties and other factors, including those relating to: our early stage of development; the inherent risks and uncertainties associated with developing new drug candidates; our ability to demonstrate the safety and efficacy of our drug candidates on a timely basis or at all; our ability to obtain necessary regulatory approvals on a timely basis or at all; the costs of clinical trials; our ability to raise additional financing on commercially acceptable terms or at all; general economic and capital market conditions; our ability to obtain and protect patents and other intellectual property rights; our ability to operate without infringing the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; the development or commercialization of similar products by our competitors; our limited manufacturing experience and our lack of sales and marketing operations; our ability to obtain raw materials and manufacture products in commercial quantities at acceptable costs; currency exchange rates; uncertainty about the existence of strategic alternatives to the Genzyme offer; and our ability to successfully attract and retain skilled and experienced personnel. Other risks, uncertainties and factors that our management believes could cause actual results or events to differ materially from the forward-looking statements are discussed in our filings with the Securities and Exchange Commission and securities regulatory authorities in Canada. Although we have attempted to identify important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof. Special Note Regarding Forward-looking Statements

Canadian chemistry-based biopharmaceutical company Founded 1996 All product candidates discovered internally One approved product Four products in clinical development Several preclinical / discovery stage programs Focused on the discovery, development and commercialization of new therapeutic products Chemokine receptor research platform Hematology, oncology, HIV, inflammatory disease and tissue repair First in class development of CXCR4 inhibitors Preclinical oral CCR5 program Headcount: 140 75% Research & Development Publicly traded NASDAQ:ANOR; TSX: AOM AnorMED Company Snapshot

AnorMED Pipeline Research Preclinical Phase I Phase II Phase III NDA MOZOBIL Stem Cell Transplant CCR5 - HIV Entry Inhibitor CXCR4 - Oncology AMD070 - HIV Entry Inhibitor MOZOBIL - Leukemia CORE PROGRAMS OUT-LICENSED PRODUCTS Picoplatin - Platinum Chemo. Atiprimod - Anti-Cancer Agent FOSRENOL Approved Callisto Pharma. Shire Pharma. Poniard Pharma.

New Board of Directors Substantial experience in building successful healthcare companies Focused on optimizing shareholder value in the near-term and long-term Updated all governance policies and practices Revised strategic direction as announced on June 13, 2006

MOZOBIL Phase III Enrollment Enrollment Status (as of Sep 15, 2006): Patients Enrolled: 92% NHL = 277/300 100% MM = 300/300 % of Total Enrollment 1 64 162 253 378 406 422 458 472 NHL 8 18 33 49 76 80 82 90 92 MM 5 14 33 54 92 100 100 100 100 Days Completed enrollment in MM trial July 10, 2006 NHL trial is on track

MOZOBIL use in Leukemia Treatments

- Leukemia cells are protected from chemotherapy in the bone marrow
  - "Survivor cells" regrow and cause relapse of the disease and death


Bone Marrow Attracts Cells
Stem Cells
Leukemia Cells "Stick" to Specialized Cells in Marrow
Protective Environment of Bone Marrow

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AnorMED

MOZOBIL Mobilizes Leukemia Cells Nervi B, et al. ASH Annual Meeting, December, 2005 0 10000 20000 30000 40000 50000 60000 70000 80000 0 2 4 6 8 10 12 Hours post MOZOBIL Cells/ul Blood . White Blood Cells Leukemia Cells 3 fold increase 9 fold increase Day 0 10 14 Inject MOZOBIL: Count Leukemia Cells in Blood over 12 hours Inject Leukemia Cells: Cells Invade Marrow Preclinical Proof-of-Concept

Market Potential for MOZOBIL in Leukemia Leukemia Type Incidence Typical Duration of Treatment/ Cycle (in days) AML 25,300 7 CLL - Intermediate & High Risk 14,400 5 ALL 8,200 3 CML-Accelerated & Blast Phase 1,450 7 U.S. and Top 5 E.U. Countries

AnorMED Pipeline Research Preclinical Phase I Phase II Phase III NDA MOZOBIL Stem Cell Transplant CCR5 - HIV Entry Inhibitor CXCR4 - Oncology AMD070 - HIV Entry Inhibitor MOZOBIL - Leukemia CORE PROGRAMS OUT-LICENSED PRODUCTS Picoplatin - Platinum Chemo. Atiprimod - Anti-Cancer Agent FOSRENOL Approved Callisto Pharma. Shire Pharma. Poniard Pharma.

Other Key Developments Re-aligned management resources Engaged Russell Reynolds to conduct searches for new President and CEO and VP Regulatory Affairs Listed on NASDAQ Strengthened balance sheet by $ 15 M in 2 recent non-dilutive out-licensing transactions

Upcoming Milestones Release of top-line data for Phase III trials of MOZOBIL in the first half of 2007 Assuming successful results of these studies, plan to file an NDA for marketing approval with the U.S. FDA in the second half of 2007 and with Canadian and European regulators in 2008 Additional data relating to MOZOBIL to be presented at the American Society of Hematology meeting scheduled for December 2006 in Orlando, Florida Clinical studies to be initiated in the next few months for MOZOBIL for use in combination with chemotherapy for the treatment of certain leukemia patients Updated clinical data for AMD070 to be presented in February 2007 at CROI meeting in Los Angeles, California Additional preclinical compounds to be ready for clinical development in the near term

Directors' Circular On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors' Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED's Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board's recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors' Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors' Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED's Secretary at Suite 200 - 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED's Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS' CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.

WE RECOMMEND SHAREHOLDERS OF ANORMED REJECT GENZYME'S OFFER OF U.S. $8.55 PER SHARE AND NOT TENDER THEIR SHARES Conclusions of the Board of Directors

Conclusions of the Board of Directors The offer is at a discount to our current share price The Board believes that the fundamental value of AnorMED exceeds U.S. $8.55 per share Goldman Sachs has provided a written opinion that, "as of the date of the opinion and subject to the limitations and assumptions set forth therein, the consideration in the Genzyme offer is inadequate from a financial point of view" Our Board believes strategic alternatives exist that could offer greater value to shareholders

Genzyme Offer Substantially Below the Market Price of Shares $8.00 $9.00 $10.00 $11.00 30-Aug 1-Sep 6-Sep 8-Sep 12-Sep 14-Sep Daily from 30-Aug-2006 to 15-Sep-2006 Closing Market Price (USD) AnorMED Share Price Genzyme Offer Price $ 9.90 $ 9.75 $ 8.55 $14.00

Genzyme Offer Does Not Adequately Reflect the Fundamental Value of AnorMED MOZOBIL in stem cell transplant represents a near-term substantial revenue opportunity either for AnorMED or a strategic buyer Potential use of MOZOBIL in indications other than stem cell transplant offer substantial incremental value, especially use in the treatment of various leukemias Other pipeline products, including AMD070 for HIV patients, provide additional value drivers beyond MOZOBIL We have other valuable existing and potential near-term financial assets

Strategic Alternatives Goldman Sachs is seeking and working with interested third parties that may have interest in entering in the process Historically high strategic interest in MOZOBIL and AnorMED generally from broad group of pharma and biotech companies Assets of the company should be of strategic value to other third parties besides Genzyme Strategic Alternatives exist that could offer our shareholders greater value than that represented by the hostile Genzyme Offer

Recent Developments in Strategic Process Multiple parties have reviewed diligence materials in AnorMED's data room (both physically and virtually) under confidentiality agreements Management has held further discussions with interested parties to assist in understanding the opportunity Discussions underway with a number of third parties who have expressed an interest in considering an alternative transaction Goldman Sachs is still responding to enquiries from additional third parties who may also enter the process Strategic Initiatives Committee of the Board meet on a frequent basis with Goldman Sachs and other advisors to review progress

Status of Hostile Genzyme Offer Shareholders representing greater than one- third of our outstanding shares, have publicly rejected the initial Genzyme Offer and provided support for the Board's efforts to pursue a strategic alternative to the Genzyme Offer A key condition of Genzyme's offer is at least two-third's of our shares must be tendered to the Offer Failure to achieve this condition will limit Genzyme's ability to complete the purchase of AnorMED as described in its Offering Circular As of today, the condition cannot be met

Recommendation of the Board of Directors REJECT THE HOSTILE OFFER FROM GENZYME DO NOT TENDER YOUR SHARES Allow the ongoing process led by the Board and Goldman Sachs to come to a conclusion Await further recommendations from the Board of Directors

AnorMED Inc. Annual General Meeting September 19, 2006